EXHIBIT 16.1

Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah  84117-4977      (801) 281-4700

August 2, 2012

Securities and Exchange Commission
100 F Street,  NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of  Child, Van Wagoner & Bradshaw, PLLC  was previously principal accountant for Continental Alloy Wheel Corporation (the "Company") and reported on the financial statements of the Company for the year ended December  31, 2011 and  period  ended  December 31, 2010. On or about August 1, 2012, we changed our accounting practice from  Child, Van Wagoner & Bradshaw, PLLC to Anderson Bradshaw PLLC. We have read the Company's statements included under Item 4.01 of its Form 8-K dated  August 1, 2012, and agree with such statements.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC